Exhibit 10
The following summarizes the 2006 Executive Compensation Direct Pay Program as approved by the Compensation Committee of the Board of Directors of Jefferies Group, Inc. for the following executive officers:

Richard B. Handler, Chief Executive Officer:
Salary:	$1 million
2006 Annual Bonus Range:	$0 — $11 million
Long-term Equity Incentive:	474,637 restricted stock units, valued at $16 million, were granted in August of 2004 representing part of the executive’s 2005 and 2006 compensation. The restricted stock units were subject to 2005 performance criteria and vest in January of 2008.

Brian P. Friedman, Chairman of the Executive Committee of Jefferies & Company, Inc.
Salary:	$500,000
2006 Annual Bonus Range:	$0 — $5,500,000
Long-term Equity Incentive:	147,167 restricted stock units, valued at $6 million, were granted in August of 2005 representing part of the executive’s 2005 and 2006 compensation. The restricted stock units are subject to 2006 performance criteria and vest in August of 2008.

Joseph A. Schenk, Executive Vice President and Chief Financial Officer:
Salary:	$275,000
2006 Annual Bonus Range:	$725,000 — $3,058,333
Long-term Equity Incentive:	None

Lloyd H. Feller, Executive Vice President, General Counsel and Secretary
Salary:	$500,000
2006 Annual Bonus Range:	$400,000 — $1,100,000
Long-term Equity Incentive:	18,271 restricted stock units, valued at $1 million, were granted in February of 2006 representing part of the executive’s 2006 through 2010 compensation. The restricted stock units are subject to 2006 performance criteria and vest 20% on each of February 1, 2007. February 1, 2008, February 1, 2009, February 1, 2010 and December 15, 2010.
Other than the guaranteed bonus amounts for Messrs. Schenk and Feller of $725,000 and $400,000, respectively, the initial amounts of the 2006 bonuses will be dependent on earnings per share, return on equity and pre-tax profit margin. These financial measures are to be calculated using consolidated after-tax earnings from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during 2006. Formulas were approved by the Compensation Committee for the executives which provide for the guaranteed minimum bonus or no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts were approved for each of the executive officers listed above by the Compensation Committee.

Company performance falling between set threshold levels of performance will result in an amount of bonus interpolated between such set threshold levels of performance.
The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. However, the Compensation Committee does not have discretion to increase awards.
Bonuses for the first six months of 2006 and for the first nine months of 2006 may be paid up to the applicable prorated amount of the projected annual bonus based on annualized results from January 1 through the end of the applicable period, less a holdback of 35% and 20% for the first six months of 2006 and for the first nine months of 2006, respectively. The amount of the year end 2006 bonus will be reduced by the amounts of the bonuses previously paid during the year.